Exhibit 99.1

               Albany International Announces Planned Reduction in
                        Manufacturing Capacity in Europe

      Albany, New York, January 15, 2009 - Albany International Oy, an affiliate of Albany International Corp. (NYSE:AIN), announced today its plan to discontinue operations at its dryer fabric manufacturing facility in Konala, Finland. Over the last several years, similar steps have been taken in North America and Europe to match capacity to the global demand for paper machine clothing, as the global paper industry has continued to consolidate and eliminate capacity.

      The proposal, if implemented, is estimated to affect up to 133 employees and is subject to review under local law and would be implemented in accordance with such law and in consultation with the Works Council.

      The planned action at Konala in no way reflects on the performance of the affected employees; it is a business necessity, driven by the existing and anticipated market conditions.

      The company remains committed to the dryer fabric business and will continue to provide customers with strong expertise in Product Application, Sales and Marketing, Service, and Research and Development to ensure outstanding product quality. It is planned that dryer fabric sourcing will continue to be available from manufacturing operations in Germany, China, France, and Mexico.

      Albany International is a global advanced textiles and materials processing company. Its core business is the world's leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany's family of emerging businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors.

Additional information about the Company and its businesses and products is available at www.albint.com.

Contacts:
Investors:
John Cozzolino
Vice President of Strategic Planning
518-445-2281
john.cozzolino@albint.com

Media:
Susan Siegel
Director of Corporate Communications
518-445-2284
susan.siegel@albint.com